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Filed Pursuant to Rule 424(b)(5)
File No. 333-108164

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 5, 2005)

$300,000,000

PepsiAmericas, Inc.

4.875% Notes due 2015

        We are offering $300,000,000 aggregate principal amount of our 4.875% Notes due 2015. Interest on the Notes will be payable semiannually in arrears on each January 15 and July 15, beginning July 15, 2005. Each Note will mature on January 15, 2015. The Notes will be subject to redemption at our option in whole or in part at any time and from time to time at a price calculated as described herein. There is no sinking fund. The Notes will be sold in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will not be listed on any securities exchange.

        The Notes will be our unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.717%	$299,151,000
Underwriting Discount	0.650%	$1,950,000
Proceeds to PepsiAmericas (before expenses)	99.067%	$297,201,000

(1)
Plus accrued interest, if any, from January 10, 2005 if settlement occurs after that date.

        The underwriters expect to deliver the Notes to purchasers through the book-entry facilities of The Depository Trust Company on or about January 10, 2005.

Joint Book-Running Managers
Banc of America Securities LLC	Citigroup
Senior Co-Managers
JPMorgan	Wachovia Securities
Co-Managers
BNP PARIBAS	Wells Fargo Securities	Loop Capital Markets, LLC

The date of this prospectus supplement is January 5, 2005.

        You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. This document may only be used where it is legal to offer and sell these securities. The information in this document may only be accurate as of the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We are using this prospectus supplement, together with the accompanying prospectus, to offer our 4.875% Notes due 2015. This prospectus supplement sets forth certain terms of the Notes. It supplements the description of the debt securities contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with that contained in the accompanying prospectus, this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making a decision to invest in the Notes. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 3 of the accompanying prospectus.

        References in this prospectus supplement to "PepsiAmericas", "we", "us" and "our" are to PepsiAmericas, Inc. and its subsidiaries unless the context otherwise requires.

        Certain capitalized terms are defined in the Glossary appearing at the end of this prospectus supplement.

SUMMARY OF TERMS OF THE NOTES

Issuer	PepsiAmericas, Inc.
Securities Offered	We will issue $300,000,000 aggregate principal amount of 4.875% Notes due 2015.
Maturity	The Notes will mature on January 15, 2015, unless redeemed earlier at our option.
Interest Rate	The Notes will bear interest at the rate of 4.875% per year.
Interest Payment Dates	We will pay interest on the Notes on January 15 and July 15 of each year, beginning July 15, 2005.
Interest Accrual
The Notes will accrue interest from and including the date of issuance to but excluding their stated maturity or date of earlier redemption, computed on the basis of a 360-day year consisting of twelve 30-day months.
Optional Redemption	At any time and from time to time we will have the option to redeem some or all of the Notes at the Redemption Price plus accrued and unpaid interest.
Ranking	The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness.
Use of Proceeds	We intend to use the net proceeds of the sale of the Notes primarily to fund the acquisition of Central Investment Corporation. See "Use of Proceeds" below.
Sinking Fund	The Notes are not entitled to any sinking fund.
Trustee	Wells Fargo Bank, National Association.

USE OF PROCEEDS

        We estimate that we will receive approximately $297,000,000 from the sale of the Notes, after deducting the underwriting discount and our estimated offering expenses. We expect to use the net proceeds primarily to fund our acquisition of the capital stock of Central Investment Corporation ("CIC"), a Pepsi bottler with operations in Southeast Florida and Central Ohio, as well as full-line vending operations in both territories.

        We have entered into a definitive agreement to acquire the capital stock of CIC for a purchase price of $340,000,000 plus an adjustment for excess working capital. We expect to use a combination of cash on hand and our revolving credit facility to fund the difference between the purchase price and the net proceeds of this offering. The proposed transaction, which remains subject to customary closing conditions, is expected to close by mid-January 2005. Upon closing of the transaction, CIC will become a wholly owned subsidiary of PepsiAmericas.

DESCRIPTION OF THE NOTES

General

        The Notes will be issued under the Indenture referred to in the accompanying prospectus between PepsiAmericas and Wells Fargo Bank, National Association, as trustee. The Notes constitute a single series for purposes of the Indenture, and are limited initially to an aggregate initial offering price not to exceed $300,000,000. We may, without the consent of any of the holders of the Notes, create and issue additional debt securities so that those additional debt securities will form a single series with the Notes. For a description of the rights attaching to different series of our debt securities (including the Notes) under the Indenture, see "Description of the Debt Securities" starting on page 4 of the accompanying prospectus.

  •
  The stated maturity of each Note is January 15, 2015.

  •
  We will issue the Notes only in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  •
  The Notes will initially be represented by a book-entry Note. Payments of principal of, and any premium and interest on, the Notes will be made to the depositary, or its nominee, as the holder thereof, in accordance with arrangements then in effect between the trustee and the depositary. See "—Book-Entry Only Issuance" below.

  •
  The Notes will be denominated in U.S. dollars and payments of principal of, and any premium and interest on, the Notes will be made in U.S. dollars in the manner specified in this prospectus supplement and the accompanying prospectus.

  •
  The Notes are unsecured and will not be subject to any sinking fund or analogous provisions.

Interest

        Each Note will bear interest semiannually in arrears from and including its date of issue, or from and including the most recent Interest Payment Date with respect to which interest on such Note has been paid or duly provided for, to but excluding the relevant Interest Payment Date or stated maturity or earlier Redemption Date, as the case may be, at the rate of 4.875% per year until the principal thereof is paid or made available for payment. The "Interest Payment Dates" with respect to the Notes will be January 15 and July 15 of each year, beginning July 15, 2005. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        Interest on an Interest Payment Date will be payable to the person in whose name a Note is registered at the close of business on the immediately preceding January 1 and July 1 (whether or not a Business Day) (each, a "Record Date"). Interest on a Redemption Date other than an Interest Payment Date will be payable against presentation and surrender of the related Notes.

        If any Interest Payment Date, any Redemption Date or the stated maturity of a Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day and will be treated as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or the stated maturity, as the case may be.

Optional Redemption

        The Notes will be subject to redemption, in whole or in part, at our option at any time and from time to time upon not fewer than 30 nor more than 60 days' prior written notice to the holders thereof, at the Redemption Price, together with unpaid interest accrued to the Redemption Date. We will, however, pay the interest installment due on any Interest Payment Date that occurs on or before a Redemption Date to the holders of the Notes as of the close of business on the Record Date immediately preceding such Interest Payment Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for the Notes.

        The "Redemption Price" equals the greater of:

    (1)
    100% of the principal amount of the Notes being redeemed; and

    (2)
    as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the Redemption Date (exclusive of interest payable on such Redemption Date) through the stated maturity date, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.125%.

        If we have given notice as provided in the Indenture and made funds available for the redemption of any Notes called for redemption on the Redemption Date referred to in that notice, those Notes will cease to bear interest on that Redemption Date and the only right of the holders of those Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest to the Redemption Date.

        If we choose to redeem less than all of the Notes, we will notify the trustee in writing at least 45 days before giving notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the Notes to be redeemed and the applicable Redemption Date. The trustee will select, in the manner it deems fair and appropriate, the Notes to be redeemed in part. In the case of the Global Note, the trustee will send the redemption notice to DTC's nominee, Cede & Co., and DTC will reduce its direct participants' holding of Notes on a basis that is consistent with its then current procedures.

Repurchase

        We may at any time purchase Notes at any price in the open market or otherwise. We may, at our discretion, hold, resell or surrender to the trustee for cancellation any Notes that we purchase.

Book-Entry Only Issuance

        The Depository Trust Company ("DTC") will act as the initial securities depositary for the Notes. The Notes will be initially issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. Fully registered global certificates representing the aggregate principal amount of the Notes will be issued and will be deposited with, or on behalf of, DTC ("Global Note").

        Purchases of Notes within the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner of Notes will be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

        To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility or the responsibility of the paying agent. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except as provided herein, a beneficial owner of an interest in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

        As long as the depositary, or its nominee, is the registered holder of a Global Note, the depositary or such nominee will be considered the sole owner and holder of the Notes represented thereby for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in exchange for the Global Note and will not be considered to be the owners or holders of such Global Note or any Notes represented thereby for any purpose under the Notes or the Indenture. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

        The Indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the Indenture. We understand that, under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in the Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Book-entry Notes represented by the Global Note can be exchanged for definitive Notes in registered form only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we do not appoint a successor depositary within 90 days after receiving that notice;

  •
  at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

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  we in our sole discretion determine the Global Note will be exchangeable for definitive Notes in registered form and notify the trustee of our decision; or

  •
  an event of default with respect to the Notes represented by the Global Note has occurred and is continuing and beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depositary for such Notes.

        Such book-entry Notes will be exchanged for definitive Notes issued in denominations of $1,000 and integral multiples of $1,000 in excess of that amount in registered form for the same aggregate principal amount. The definitive Notes will be registered in the names of the owners of the beneficial interests in the Global Note as directed by DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Notes to beneficial owners thereof. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any such change may apply retroactively.

        This summary discusses only the principal United States federal income tax consequences to beneficial owners holding Notes as capital assets. It does not address all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner's particular circumstances or to beneficial owners subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for United States federal income tax purposes, persons whose functional currency is other than the United States dollar, and persons who hold Notes as part of a straddle, hedging or conversion transaction).

        You should consult your tax advisors with regard to the application of United States federal income tax laws to your particular situation as well as any tax consequences to you arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Interest

        The interest on the Notes is "qualified stated interest" includible in a United States Holder's income as ordinary income when actually or constructively received (if such United States Holder uses the cash method of accounting for United States federal income tax purposes) or when accrued (if such United States Holder uses an accrual method of accounting for United States federal income tax purposes).

Market Discount

        If a United States Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is less than its stated redemption price at maturity, the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of acquisition.

        Under the market discount rules of the Code, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the United States Holder disposes of the Note in certain otherwise nontaxable transactions, the United States Holder includes as ordinary income any accrued market discount as if such United States Holder had sold the Note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

        A United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry Notes with market discount. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the Internal

Revenue Service (the "Service"). A United States Holder's tax basis in a Note will be increased by the amount of market discount included in such United States Holder's income under such an election.

Amortizable Bond Premium

        If a United States Holder purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the date of acquisition (other than payments of qualified stated interest), such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. Generally, a United States Holder may elect to amortize such premium as an offset to qualified stated interest income, using a constant yield method similar to that described below (see "—Election to Treat All Interest as Original Issue Discount"), over the remaining term of the Note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Service.

Election to Treat All Interest as Original Issue Discount

        United States Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described below. In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. Such an election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the Service. Similarly, such an election for a Note with market discount results in a deemed election to accrue market discount in income currently for such Note and for all other bonds acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the Service. A United States Holder's tax basis in a Note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

        The constant yield method is applied as follows. First, the Note's "yield to maturity" is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

        Second, the term of the Note is divided into "accrual periods." Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

        Third, the total amount of interest on the Note is allocated among accrual periods. In general, the interest allocable to an accrual period equals the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of interest previously includible in the gross income of any beneficial owner and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest.

        Fourth, the "daily portions" of interest are determined by allocating to each day in an accrual period its ratable portion of the interest allocable to the accrual period.

        A United States Holder includes in income in any taxable year the daily portions of interest for each day during the taxable year that such United States Holder held the Notes. Under the constant yield method described above, United States Holders generally are required to include in income increasingly greater amounts of interest in successive accrual periods.

Sale, Exchange or Redemption of Notes

        A United States Holder generally recognizes gain or loss upon the sale, exchange or redemption of a Note equal to the difference between the amount realized upon such sale, exchange or redemption and the United States Holder's adjusted tax basis in the Note. Such adjusted tax basis in the Note generally equals the cost of the Note, increased by acquisition discount or market discount previously included in the United States Holder's income in respect of the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income in respect of the Note, and reduced (but not below zero) by (i) any payments on the Note other than payments of qualified stated interest and (ii) any amortizable bond premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Any gain or loss recognized on the sale, exchange or redemption of a Note is capital gain or loss, except as provided under "—Market Discount" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-United States Holders

        Under current United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest with respect to a Note by PepsiAmericas or by any paying agent to any beneficial owner of a Note that is not a United States Holder (a "non-United States Holder") are not subject to withholding of United States federal income tax, provided, in the case of interest, that (i) such non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of PepsiAmericas stock entitled to vote, (ii) such non-United States Holder is not for United States federal income tax purposes a controlled foreign corporation related, directly or indirectly, to PepsiAmericas through stock ownership, (iii) such non-United States Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to PepsiAmericas or paying agent, as the case may be, that such owner is a non-United States Holder and provides such Holder's name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies, under penalties of perjury, to PepsiAmericas or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. The foregoing certification may be provided by the beneficial owner of a Note on Internal Revenue Service Form W-8BEN or on a similar form. Form W-8BEN is valid for a period starting on the date the form is signed and ending the last day of the third calendar year following the year the form is signed, unless a change in circumstances makes any information in the form incorrect.

        A withholding agent may rely on an intermediary withholding certificate furnished by a qualified intermediary (as defined in Treas. Reg. Sec.1.1441-1) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. Qualified intermediaries must obtain withholding certificates, such as Internal Revenue Service Form W-8BEN, from each beneficial owner.

        For purposes of the certification requirements, the withholding regulations generally treat, as the beneficial owners of payments on a Note, those persons that, under general United States federal income tax principles, are the actual taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United Stated federal income tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners.

        Notwithstanding the foregoing, interest described in Section 871(h)(4) of the Code is subject to United States withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the Service in future Treasury regulations.

        If a non-United States Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest in the same manner as if it were a United States Holder. In lieu of the certificate described above, such non-United States Holder must provide a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note is included in the earnings and profits of such non-United States Holder if such interest is effectively connected with the conduct by such non-United States Holder of a trade or business in the United States.

        Generally, any gain or income (other than that attributable to accrued interest, which is taxable in the manner described above) realized upon the sale, exchange, retirement or other disposition of a Note is not subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either (A) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or (B) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

Estate Tax

        A Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (i) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of PepsiAmericas entitled to vote, (ii) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death and (iii) interest on the Note is not described in Section 871(h)(4) of the Code.

Backup Withholding And Information Reporting

        United States Holders.    In general, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate United States Holders. In addition, a 25% backup withholding tax in 2005 and thereafter applies if (i) the non-corporate United States Holder fails to furnish such non-corporate United States Holder's Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) the non-corporate United States Holder furnishes an incorrect TIN and the payor is so notified by the Service, (iii) the payor is notified by the Service that such non-corporate United States Holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, the non-corporate United States Holder fails to certify, under penalties of perjury, that it has not been notified by the Service that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations.

        Non-United States Holders.    In the case of a non-United States Holder, under Treasury regulations, backup withholding and information reporting will not apply to payments of principal, premium and interest on a Note if such non-United States Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption. Similarly, unless PepsiAmericas or its paying agent has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of interest made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States. However, information reporting (but not backup withholding) will apply to (i) payments of interest made by a payor outside the United States and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States if payment is made by a broker that is, for United States federal income tax purposes, (A) a United States person, (B) a controlled foreign corporation, (C) a United States branch of a foreign bank or foreign insurance company, (D) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (E) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless such payor or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a non-United States Holder under the backup withholding rules are allowed as a refund or a credit against such non-United States Holder's United States federal income tax, provided that the required information is furnished to the Service.

        You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

UNDERWRITING

        Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering of the Notes and as representatives of the underwriters named below. Subject to the terms and conditions stated in the Underwriting Agreement dated January 5, 2005 and a Terms Agreement dated January 5, 2005, among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite the name of such underwriter:

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$90,000,000
Citigroup Global Markets Inc.	90,000,000
J.P. Morgan Securities Inc.	40,000,000
Wachovia Capital Markets, LLC	40,000,000
BNP Paribas Securities Corp.	25,000,000
Wells Fargo Securities, LLC	10,000,000
Loop Capital Markets, LLC	5,000,000

Total	$300,000,000

        The Underwriting Agreement and Terms Agreement provide that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of a number of legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

        The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.400% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.250% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters.

        We estimate that we will incur approximately $200,000 in expenses in connection with this offering.

        We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect thereof.

        The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by PepsiAmericas
Per Note	0.650%

        The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

        The underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time without notice.

        The underwriters and their affiliates have provided and in the future may continue to provide investment banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

GLOSSARY

        Below are definitions of some of the terms used in this prospectus supplement.

        "Business Day" means any day other than a Saturday or Sunday and other than a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the arithmetic average of at least three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if fewer than five Reference Treasury Dealer Quotations are obtained, the arithmetic mean of all such obtained Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means one of the Redemption Treasury Dealers appointed by the Trustee after consultation with us.

        "Qualified Intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institutions or organization) or (ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the Service.

        "Redemption Date" means the date or dates specified by us for the redemption of the Notes pursuant to our optional redemption right.

        "Redemption Treasury Dealer" means Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Wells Fargo Brokerage Services, LLC, Loop Capital Markets, LLC and their respective successors. If any of the Redemption Treasury Dealers ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Redemption Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Redemption Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day before such Redemption Date.

        "Treasury Rate" means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the week immediately prior to the third Business Day before such Redemption Date, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the remaining term of the Notes to be redeemed (if no maturity is within three months before or after such remaining term, yields for the two published maturities most closely corresponding to such remaining term shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the third Business Day before such Redemption Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, calculated using a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

        "United States Holder" means a beneficial owner of a Note who or which is, for United States federal income tax purposes, (i) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test prescribed under the Code, (ii) a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, United States Treasury regulations provide otherwise, (iii) an estate taxed by the United States without regard to its source of income or (iv) a trust, if the trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have authority to control all of its substantial decisions. The term also includes certain beneficial owners who are former citizens and residents of the United States whose income and gain from the Notes will be subject to United States taxation.

Prospectus

$1,000,000,000

PepsiAmericas, Inc.

Debt Securities

        The amount of the debt securities we intend to issue under this prospectus will not exceed a total of U.S. $1,000,000,000 or the equivalent amount if denominated in foreign countries.

        We will provide the specific terms of the particular debt securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

        THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 5, 2005.

ABOUT THIS PROSPECTUS

        In this prospectus, PepsiAmericas, Inc. may be referred to as "PepsiAmericas," "our," "we" or "us." This prospectus is part of a registration statement that we filed with the SEC utilizing the shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We are not making an offer of the debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

PEPSIAMERICAS, INC.

        We manufacture, distribute and market a broad portfolio of beverage products in the United States, Central Europe and the Caribbean.

        We account for approximately 19 percent of all Pepsi-Cola beverage products sold in the U.S. We serve a significant portion of an 18 state region, primarily in the Midwest. Outside the U.S., we serve Central European and Caribbean markets, including Poland, Hungary, the Czech Republic, Republic of Slovakia, Puerto Rico, Jamaica, Barbados, the Bahamas, and Trinidad and Tobago. We serve areas with a total population of more than 118 million people.

        We sell a variety of brands that we bottle under licenses from PepsiCo or PepsiCo joint ventures, which accounted for approximately 92 percent of our total volume in 2003. In some territories, we manufacture, package, sell and distribute products under brands licensed by companies other than PepsiCo, and in some territories we distribute our own brands, such as the Toma brands in Central Europe.

        Our primary distribution channels for the retail sale of our products are supermarkets, mass merchandisers, vending machines, convenience stores, gas stations, fountain channels, such as restaurants or cafeterias, and other channels, such as small grocery stores, drug stores and educational institutions. Our fastest growing channels have been mass merchandisers and supermarkets.

        We deliver our products through these channels using primarily a direct-to-store delivery system. In our exclusive territories, we are responsible for selling products, providing timely service to our existing customers and identifying and obtaining new customers. We are also responsible for local advertising and marketing, as well as the execution in our territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of fountain equipment and cold drink vending machines and coolers, as well as investment in trucks and warehouse facilities.

        Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the debt securities. This prospectus is part of the registration statement, but does not contain all of the information, exhibits and undertakings set forth in the registration statement. For further information, please refer to the registration statement, which may be read and copied in the manner and at the sources described above.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or any underwriters sell all of the debt securities covered by this registration statement:

  •
  Annual Report on Form 10-K for the fiscal year ended January 3, 2004;

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2004, July 3, 2004, and October 2, 2004;

  •
  Current Reports on Form 8-K filed on May 4, 2004, September 7, 2004, October 6, 2004, December 10, 2004, December 17, 2004, and December 21, 2004; and

  •
  Definitive Schedule 14A (Proxy Statement) filed on March 12, 2004.

        We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents. Please direct written requests to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations. Please direct telephone requests to Investor Relations at (612) 661-3883.

        You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	First Nine Months		Fiscal Years
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	5.2x	3.8x	3.8x	3.6x	2.7x	2.5x	2.0x

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

        We will issue the debt securities under an Indenture dated as of August 15, 2003 between us and Wells Fargo Bank, National Association, as trustee. We have summarized selected provisions of the Indenture below. The summary set forth below is not complete and is qualified in its entirety by reference to the Indenture. It does not describe certain exceptions and qualifications contained in the Indenture or the debt securities. If you would like more information on the provisions of the Indenture, you should review the Indenture, which is an exhibit to the registration statement relating to the debt securities.

        References to article and section numbers of the Indenture are included in the summary so that you can easily locate the provisions being summarized.

General

        The debt securities will be our unsecured, senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of the debt securities that we may issue and permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series will be determined in accordance with a resolution of our board of directors or in a supplement to the Indenture relating to that series.

        A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. (Section 2.01) These terms will include some or all of the following:

  •
  the title of the series of debt securities;

  •
  the total principal amount;

  •
  the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

  •
  the date or dates of maturity;

  •
  whether the series can be redeemed by us or the holder;

  •
  whether there will be a sinking fund;

  •
  the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

  •
  the denominations in which the debt securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered;

  •
  the form used to evidence ownership of the debt securities;

  •
  whether the debt securities are convertible;

  •
  the manner of payment of principal and interest;

  •
  additional offices or agencies for registration of transfer and exchange and for payment of principal, premium, if any, and interest;

  •
  whether the debt securities will be registered or unregistered, and the circumstances, if any, upon which the debt securities may be exchanged for debt securities issued in a different form;

  •
  if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

  •
  if we or a holder have the right to elect that the payments of principal, premium, if any, or interest are to be made in a currency or composite currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency or composite currency in which those debt securities are denominated or stated to be payable and the currency in which the debt securities are elected to be paid pursuant to that election will be determined;

  •
  if payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by us or another company, any currency or other index, how those amounts shall be determined;

  •
  whether defeasance and discharge provisions will apply; and

  •
  any other terms consistent with the Indenture.

        Each series of debt securities will be a new issue with no established trading market. Accordingly, we cannot assure you that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

        Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in the applicable prospectus supplement.

        The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If any of the debt securities are denominated in any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities are payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and that foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

Form and Exchange of the Debt Securities

        All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global debt securities may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal and interest on those global debt securities and the specific terms of the depositary arrangement with respect to those global debt securities.

        Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in Minneapolis, Minnesota, provided that at our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Sections 4.01 and 4.02) No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

Certain Restrictions on PepsiAmericas, Inc.

        The restrictions summarized in this section will apply to all debt securities unless a prospectus supplement indicates otherwise. Certain capitalized terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

        Limitations on Liens.    If we or one of our Restricted Subsidiaries incur debt secured by a mortgage, security interest, lien, pledge or other encumbrance on a Principal Property, or on any shares of capital stock or indebtedness of any Restricted Subsidiary (whether that Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt. (Section 4.05).

        The Indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 4.05) Among the permitted liens are:

  •
  liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

  •
  liens existing at the time of acquisition of the affected property or purchase money liens incurred within 365 days after acquisition of the property (provided such liens are limited to such property and improvements thereon);

  •
  liens to secure the cost of construction of new plants or facilities, incurred within 365 days of completion of construction;

  •
  liens which secure indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary;

  •
  liens existing prior to the issuance of the debt securities;

  •
  liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;

  •
  certain statutory liens or similar liens arising in the ordinary course of business;

  •
  certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers' compensation or similar legislation;

  •
  liens existing on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

  •
  liens for certain judgments and awards;

  •
  liens for certain taxes, assessments, governmental charges or levies not yet past due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if appropriate, or other liens of a similar nature which do not materially impair the use of the property in the operation of our or any of our Restricted Subsidiaries' business or the value of the property for the purposes of that business; and

  •
  certain extensions, renewals or replacements of any liens referred to above.

        Limitations on Sale and Lease-Back Transactions.    We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of the facility (except for temporary leases of a term, including renewals, not exceeding five years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary) unless either:

  •
  we or the Restricted Subsidiary would be entitled (under Section 4.05) to incur debt secured by a lien on the property to be leased without equally and ratably securing the debt securities;

  •
  within 365 days after the effective date of the transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction; or

  •
  within 365 days after the effective date of the transaction, we apply to the purchase, acquisition or construction of property or other assets used in our business or the business of any Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction. (Section 4.06)

        Exempted Indebtedness.    Notwithstanding the limitations on liens and sale and lease-back transactions described above, we and our Restricted Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of those transactions, if the sum of the principal amount of all of the secured indebtedness and the aggregate value of all of those sale and lease-back transactions does not at any such time exceed 15% of our consolidated total assets as shown in the audited consolidated balance sheet contained in our latest annual report to shareholders. (Section 4.07).

        Merger, Consolidation and Sale of Assets.    We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

  •
  we survive the merger or consolidation or the surviving or successor corporation is a United States corporation which assumes by supplemental indenture all of our obligations under the debt securities and under the Indenture; and

  •
  after giving effect to the merger, consolidation, sale, lease or transfer, no Event of Default (as described below) under the Indenture and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01)

        If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the Indenture, we will be discharged from all obligations under the Indenture and the debt securities. (Section 11.02)

        Unless otherwise described in a prospectus supplement, the debt securities will not contain any covenants or provisions which may protect you in the event of a highly leveraged transaction involving us. Accordingly, we could enter into transactions in the future that could increase the amount of debt outstanding at that time or otherwise affect our capital structure or credit rating.

        Certain Definitions.    The terms summarized below are defined in the Indenture:

        "Consolidated Net Worth" means the excess of our consolidated assets over liabilities, plus any shares of stock of any class of a Subsidiary (other than directors' qualifying shares) that are not owned by us or one of our Subsidiaries, as determined from time to time in accordance with accounting principles generally accepted in the United States consistently applied. (Section 6.01)

        "Government Obligations" with respect to any series of debt securities means direct noncallable obligations of the government that issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by that government and which, in either case, are full faith and credit obligations of that government. (Article One)

        "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which, in the opinion of our board of directors, are not of material importance to the business conducted by us and our Restricted Subsidiaries, taken as a whole. (Article One)

        "Restricted Subsidiary" means any of our Subsidiaries which (1) owns or leases a Principal Property and (2) is incorporated under the laws of any state in the United States or has substantially all of its property located within the United States or carries on substantially all of its business within the United States. (Article One)

        "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the occurrence of a contingency) is at the time owned or controlled, directly or indirectly, by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. (Article One)

Satisfaction and Discharge of the Indenture

        If provision is made pursuant to the Indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of debt securities:

          (1)   will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

          (2)   may omit to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets,"

if we deposit with the trustee, in trust, money or Government Obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due.

        To exercise either of the above options, we must deliver to the trustee an opinion of counsel of recognized national standing to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 12.02(a) and (b)) Even if we successfully exercise the option described above in clause (2), however, our obligations under the Indenture and the debt securities of that series (other than the covenants referred to in clause (2) and the Events of Default (as described below) related to those covenants) will continue. (Section 12.01)

        If we choose to exercise our option not to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets" with respect to any series of debt securities and the series is declared due and payable because of the occurrence of an Event of Default other than a default under these provisions of the Indenture, then the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration but may not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Events of Default

        "Event of Default" means, with respect to any series of debt securities, any of the following (Section 6.01):

  •
  failure to pay interest on the debt securities of that series, which failure continues for a period of 30 days after payment is due;

  •
  failure to make any principal or premium payment on the debt securities of that series when due;

  •
  failure to comply with any of our other agreements contained in the Indenture or in the debt securities of that series for 90 days after the trustee notifies us of the failure (or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee);

  •
  certain events of bankruptcy, insolvency or reorganization of us; or

  •
  acceleration of any indebtedness for money borrowed by us or any of our Restricted Subsidiaries in excess of the greater of $50,000,000 in principal amount or 5% of Consolidated Net Worth.

        In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund or purchase fund or analogous payment) if the trustee in good faith determines that it is in the best interest of the holders of that series to do so. (Section 7.02) An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities. Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities and will be described in the applicable prospectus supplement. (Section 6.01)

        If there is a continuing Event of Default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) on the affected series. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 6.02)

        The trustee may refuse to enforce the Indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

Modification of the Indenture

        Under the Indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, none of the following changes is effective against any holder without its consent:

  •
  changing the terms of payment of principal or interest;

  •
  reducing the premium, if any, payable upon redemption;

  •
  changing the currency in which any debt security is payable;

  •
  reducing the amount to be paid upon acceleration of maturity; or

  •
  reducing the percentage required for changes to the Indenture. (Section 10.02)

Reports to the Trustee

        We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no default exists or identifying the known defaults. (Section 4.08)

Regarding the Trustee

        We maintain ordinary banking relationships and credit facilities with various banks, including the trustee, Wells Fargo Bank, National Association.

PLAN OF DISTRIBUTION

        We may sell the debt securities through underwriters, dealers or agents, or directly to purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

        If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

        We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

        Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

        We cannot guarantee that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any market for the debt securities will be reasonably liquid or broad. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the applicable prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Unless otherwise indicated in a prospectus supplement, the validity of the offered debt securities will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota, and certain legal matters relating to the offered debt securities will be passed upon for any underwriters or agents by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP represents us from time to time in connection with certain matters.

EXPERTS

        The consolidated financial statements of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2003 and 2002, and for each of the fiscal years 2003, 2002 and 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the fiscal year 2003 financial statements refers to the Company's adoption of Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," as of the beginning of fiscal year 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of the beginning of fiscal year 2002.

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$300,000,000

PepsiAmericas, Inc.

4.875% Notes due 2015

PROSPECTUS SUPPLEMENT
January 5, 2005

Joint Book-Running Managers
Banc of America Securities LLC Citigroup
Senior Co-Managers
JPMorgan Wachovia Securities
Co-Managers
BNP PARIBAS Wells Fargo Securities Loop Capital Markets, LLC

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY OF TERMS OF THE NOTES
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
GLOSSARY
ABOUT THIS PROSPECTUS
PEPSIAMERICAS, INC.
WHERE YOU CAN FIND MORE INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS